                                                                       EXHIBIT 2

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                               MAXTOR CORPORATION,

                         POPUP ACQUISITION CORPORATION,

                         CREATIVE DESIGN SOLUTIONS, INC.

                                       AND

                              PRINCIPAL SHAREHOLDER

                                 AUGUST 23, 1999

                                TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
1.      The Merger...........................................................................1
        1.1    The Merger....................................................................1
        1.2    Closing; Effective Time.......................................................1
        1.3    Effect of the Merger..........................................................2
        1.4    Certificate of Incorporation; Bylaws..........................................2
        1.5    Directors and Officers........................................................2
        1.6    Effect on Capital Stock.......................................................2
        1.7    Surrender of Certificates.....................................................6
        1.8    No Further Ownership Rights in Target Capital Stock...........................8
        1.9    Lost, Stolen or Destroyed Certificates........................................8
        1.10   Tax and Accounting Consequences...............................................8
        1.11   Taking of Necessary Action; Further Action....................................8

2.      Representations and Warranties of Target.............................................9
        2.1    Organization, Standing and Power..............................................9
        2.2    Authority.....................................................................9
        2.3    Governmental Authorization...................................................10
        2.4    Financial Statements.........................................................10
        2.5    Capital Structure............................................................11
        2.6    Absence of Certain Changes...................................................12
        2.7    Absence of Undisclosed Liabilities...........................................12
        2.8    Litigation...................................................................12
        2.9    Restrictions on Business Activities..........................................13
        2.10   Intellectual Property........................................................13
        2.11   Interested Party Transactions................................................17
        2.12   Minute Books.................................................................17
        2.13   Complete Copies of Materials.................................................17
        2.14   Material Contracts...........................................................17
        2.15   Inventory....................................................................18
        2.16   Accounts Receivable..........................................................19
        2.17   Customers and Suppliers......................................................19
        2.18   Employees and Consultants....................................................19
        2.19   Title to Property............................................................20
        2.20   Environmental Matters........................................................20
        2.21   Taxes........................................................................21
        2.22   Employee Benefit Plans.......................................................23
        2.23   Employee Matters.............................................................26
        2.24   Insurance....................................................................26
        2.25   Compliance With Laws.........................................................26
        2.26   Brokers' and Finders' Fee....................................................27
        2.27   Payment to Sand Hill Capital.................................................27
        2.28   Representations Complete.....................................................27

                                TABLE OF CONTENTS

                                   (continued)

                                                                                            Page
                                                                                            ----
3.      Representations and Warranties of Acquiror and Merger Sub...........................27
        3.1    Organization, Standing and Power.............................................28
        3.2    Authority....................................................................28
        3.3    SEC Documents: Financial Statements..........................................29
        3.4    Capital Structure............................................................29
        3.5    Interim Operations of Merger Sub.............................................30
        3.6    Representations Complete.....................................................30

4.      Conduct Prior To The Effective Time.................................................31
        4.1    Conduct of Business of Target................................................31
        4.2    No Solicitation..............................................................33

5.      Additional Agreements...............................................................34
        5.1    Preparation of Solicitation Statement........................................34
        5.2    Approval of Shareholders.....................................................35
        5.3    Sale of Shares Pursuant to Regulation D......................................35
        5.4    Access to Information........................................................36
        5.5    Confidentiality..............................................................36
        5.6    Public Disclosure............................................................36
        5.7    Regulatory Approval: Further Assurances......................................36
        5.8    Options and Warrants.........................................................37
        5.9    Form S-8.....................................................................38
        5.10   Legal Requirements...........................................................38
        5.11   Blue Sky Laws................................................................39
        5.12   Escrow Agreement.............................................................39
        5.13   Nonaccredited Stockholders...................................................39
        5.14   Listing of Additional Shares.................................................39
        5.15   Employees....................................................................39
        5.16   Reorganization...............................................................39
        5.17   Expenses.....................................................................39
        5.18   Registration of Shares Issued in the Merger..................................39
        5.19   Indemnification and Insurance................................................43
        5.20   Interim Financing............................................................44
        5.21   Employee Benefits............................................................45
        5.22   Officer Options and Bonuses..................................................45
        5.23   Y2K Remedial Efforts.........................................................45
        5.24   Variable Accounting Charges..................................................45

6.      Conditions to the Merger............................................................45
        6.1    Conditions to Obligations of Each Party to Effect the Merger.................45
        6.2    Additional Conditions to the Obligations of Acquiror and Merger Sub..........46
        6.3    Additional Conditions to Obligations of Target...............................49

                                TABLE OF CONTENTS

                                   (continued)

                                                                                            Page
                                                                                            ----
7.      Termination, Amendment and Waiver...................................................49
        7.1    Termination..................................................................49
        7.2    Effect of Termination........................................................50
        7.3    Amendment....................................................................50
        7.4    Extension; Waiver............................................................50

8.      Escrow and Indemnification..........................................................50
        8.1    Escrow Fund..................................................................50
        8.2    Indemnification..............................................................51
        8.3    Escrow Period; Release From Escrow...........................................53
        8.4    Claims Upon Escrow Fund......................................................54
        8.5    Objections to Claims Against Escrow Fund.....................................55
        8.6    Claims by Acquiror Outside the Escrow Fund...................................55
        8.7    Claims by Target Indemnitees.................................................55
        8.8    Resolution of Conflicts and Arbitration......................................56
        8.9    Shareholders' Agent..........................................................57
        8.10   Actions of the Shareholders' Agent...........................................58
        8.11   Third-Party Claims...........................................................58

9.      General Provisions..................................................................58
        9.1    Notices......................................................................58
        9.2    Definitions..................................................................60
        9.3    Counterparts.................................................................60
        9.4    Entire Agreement; Nonassignability; Parties in Interest......................60
        9.5    Severability.................................................................60
        9.6    Remedies Cumulative..........................................................61
        9.7    Governing Law................................................................61
        9.8    Rules of Construction........................................................61
        9.9    Third Party Beneficiaries....................................................61

                                LIST OF EXHIBITS

Exhibit A      Agreement of Merger

Exhibit B      Investor Representation Statement

Exhibit C      Shareholder Support Agreement

Exhibit D      Indemnity Escrow Agreement

Exhibit E      Employment Agreement

Exhibit F      Non-Competition and Non-Solicitation Agreement

Exhibit G      Loan and Security Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of August 23, 1999 by and among Maxtor Corporation, a Delaware corporation ("Acquiror"), Popup Acquisition Corporation, a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Acquiror, Creative Design Solutions, Inc., a California corporation ("Target") and Peter Harvey, a principal shareholder of Target ("Principal Shareholder").

                                    RECITALS

        A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the shareholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Target with and into Merger Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

        B. Pursuant to the Merger, among other things, the outstanding shares of Target Preferred Stock, no par value ("Target Preferred Stock"), and Target Common Stock, no par value ("Target Common Stock") (collectively, the Target Preferred Stock and Target Common Stock are referred to herein as "Target Capital Stock") shall be converted into the right to receive the Merger Consideration (as defined in Section 1.6(d)) upon the terms and subject to the conditions set forth herein.

        C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

        D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

        NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

        1. The Merger.

                1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger attached hereto as Exhibit A (the "Agreement of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the California Corporations Code ("California Law"), Target shall be merged with and into Merger Sub, the separate corporate existence of Target shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

                1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable, but no later than two (2) business days, after the satisfaction or waiver of each of the conditions set forth in Section 6 hereof, or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger, together with any required certificates, with the Secretaries of State of the State of Delaware and the State of California, in accordance with the relevant provisions of Delaware Law and California Law (the time of such filing being the "Effective Time").

                1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of Delaware Law and California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                1.4 Certificate of Incorporation; Bylaws.

                        (a) At the Effective Time, Article First of the Certificate of Incorporation of Merger Sub shall be amended to read in its entirety: "The name of the corporation is Maxtor Network Systems Group, Inc." and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law.

                        (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

                1.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

                        (a) Each share of Target Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled in accordance with Section 1.6(e), Dissenting Shares (as defined below) and shares of Target Preferred Stock converted to Target Common Stock prior to the Merger and exchanged) shall be converted and exchanged into the right to receive a portion of the Merger Consideration (as defined below) as follows:

                                (i) in the case of Target's Series C Preferred
Stock, a fraction of a share of Acquiror Common Stock (as defined below) equal to $2.68, plus any declared and unpaid dividends thereon through the Effective Time (the "Series C Exchange Ratio");

                                (ii) in the case of Target's Series B Preferred
Stock, a fraction of a share of Acquiror Common Stock equal to $1.68, plus any declared and unpaid dividends thereon through the Effective Time; and

                                (iii) in the case of Target's Series A Preferred
Stock, a fraction of a share of Acquiror Common Stock equal to $1.00, plus any declared and unpaid dividends thereon through the Effective Time.

                        (b) for purposes of Sections 1.6(a)(i) through 1.6(a)(iii), the value of a share of Acquiror Common Stock shall be deemed to be the average of the closing prices of Acquiror Common Stock as reported on the Nasdaq National Market during the trading days within the thirty (30) day period ending three days prior to the Closing Date (the "Average Closing Price"). The number of shares of Acquiror Common Stock issued pursuant to Section 1.6(a)(i) through 1.6(a)(iii) shall be referred to as the "Preferred Stock Consideration."

                        (c) Conversion of Target Common Stock. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled in accordance with Section 1.6(e) and any Dissenting Shares) shall be converted and exchanged into the right to receive a fraction (the "Common Exchange Ratio") of a share of validly issued, fully paid and nonassessable Common Stock, $.001 par value, of Acquiror ("Acquiror Common Stock") which equals the amount obtained by dividing (x) (i) the Merger Consideration minus (ii) the sum of (A) Preferred Stock Consideration (as defined above), (B) a number of shares of Acquiror Common Stock, valued at the Average Closing Price, equivalent to the BancBoston Robertson Stephens Fee (as defined in Section 2.26) (which amount shall be reduced by the lesser of $100,000 or one-half of such fee, whichever is less, which shall be paid by Acquiror) provided, that if the amount of the BancBoston Robertson Stephens Fee has not been determined as of the Effective Time, then it shall be deemed to be $1,000,000 pending final resolution of the amount, and (C) a number of shares of Acquiror Common Stock, valued at the Average Closing Price, equal to the sum of the amount of Target's unpaid legal fees in excess of $245,000, based upon a final bill to be presented at Closing, the Sand Hill Fees (as defined in Section 2.27), the cost, including associated accounting and legal fees, of completing and filing Target's 1998 tax return with the California Franchise Tax Board, including any costs associated with the preparation of Target's 1998 tax returns for other jurisdictions required in order to render effective the filing of Target's 1998 tax return with the California Franchise Tax Board (such difference being referred to the "Common Stock Consideration") by (y) the sum of
(i) the total number of shares of Target Common Stock issued and outstanding at the Effective Time, and (ii) the aggregate number of shares of Common Stock which are subject to purchase upon exercise of all Target options and warrants and other Target instruments exercisable for or convertible into Target Common Stock issued and outstanding at the Effective Time, subject to Section 1.6(e), but excluding the shares of Common Stock issuable upon the conversion of Target Preferred Stock, the shares of

Common Stock issuable upon exercise of unvested options, and the shares of Common Stock issuable upon conversion of the Series C Preferred Stock issuable upon conversion of the outstanding convertible debt, including accrued interest, in the aggregate principal amount of $2,679,844 issued under the Note and Warrant Purchase Agreement dated as of July 8, 1999 by and among Target and the parties listed on the Schedule of Investors attached thereto. If the amount of the BancBoston Robertson Stephens Fee has not been determined prior to the Effective Time and the final amount is less than $1,000,000, the Common Exchange Ratio shall be recalculated taking into account such final amount and Acquiror shall cause to be issued and delivered in accordance with the provisions of
Section 1.7 such additional number of shares of Acquiror Common Stock, subject to Section 1.6(e), into which each Share of Target Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled in accordance with Section 1.6(a) and any Dissenting Shares) would have been converted and exchanged if such recalculation of the Common Exchange Ratio had been made immediately prior to the Effective Time.

                        (d) "Merger Consideration" shall equal 8,500,000 shares of Acquiror Common Stock.

                        (e) Cancellation of Target Capital Stock Owned by Acquiror. At the Effective Time, each share of Target Common Stock and Target Preferred Stock (collectively, "Target Capital Stock") owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                        (f) Target Stock Options. At the Effective Time, all options to purchase Target Common Stock then outstanding ("Target Options") shall be assumed by Acquiror in accordance with Section 5.8(a).

                        (g) Target Warrants. At the Effective Time all warrants to purchase Target Common Stock or Target Preferred Stock then outstanding (the "Target Warrants") shall be cancelled in accordance with Section 5.8(b).

                        (h) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                        (i) Adjustments to Exchange Ratio. The Common Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Common Stock occurring after the date hereof and prior to the Effective Time.

                        (j) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Closing Price. The fractional share interests of each Target shareholder shall be aggregated, so that no Target shareholder shall receive cash in respect of fractional share interests in an amount greater than the value of one full share of Acquiror Common Stock.

                        (k) Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Common Stock or Target Preferred Stock held by a holder who has demanded and perfected such holder's right for appraisal of such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), if any, shall not be converted into the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. Target shall give Acquiror prompt notice of any demand received by Target to require Target to purchase shares of Common Stock of Target, and Acquiror shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Acquiror, or as required under the California Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of California Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such shareholder of a certificate or certificates representing shares of Target Capital Stock, the portion of the Merger Consideration to which such shareholder would otherwise be entitled under this Section 1.6 and the Certificate of Merger less the portion of the Merger Consideration allocable to such shareholder that has been deposited in the Escrow Fund (as defined below) in respect of such shares of Target Common Stock pursuant to Section 1.7(i) and Section 8 hereof.

                        (l) Certificate Legends. The shares of Acquiror Common Stock to be issued pursuant to this Section 1 shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. Each certificate evidencing shares of Acquiror Common Stock to be issued pursuant to this Section 1 shall bear the following legend:

                "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN

                REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

and any legends required by state securities laws.

                1.7 Surrender of Certificates.

                        (a) Exchange Agent. The Bank of New York (or such other institution selected by Acquiror with the reasonable consent of Target) shall act as exchange agent (the "Exchange Agent") in the Merger.

                        (b) Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time, Acquiror shall supply or cause to be supplied to the Exchange Agent for exchange in accordance with this Section 1 through such reasonable procedures as Acquiror may adopt (i) certificates evidencing the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time, less the number of shares of Acquiror Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Section 1.7(i) and Section 8 and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(j) (collectively, (i) and (ii) shall be referred to as the "Exchange Fund").

                        (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Common Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify), (ii) such other customary documents as may be required pursuant to such instructions, and (iii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Acquiror Common Stock less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Sections 1.7(i) and 8 hereof, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(d), and (C) cash (without interest) in respect of fractional shares as provided in Section 1.6(g) and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

                        (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

                        (e) Transfers of Ownership. At the Effective Time, the stock transfer books of the Target shall be closed and there shall be no further registration of transfers of Target Common Stock or Target Preferred Stock thereafter on the records of the Target. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                        (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Target one year after the Effective Time shall be delivered to Acquiror, upon demand, and any shareholders of Target who have not previously complied with this Section 1.7 shall thereafter look only to Acquiror for payment of their claim for the Merger Consideration and any dividends or distributions with respect to Acquiror Common Stock.

                        (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                        (h) Dissenting Shares. The provisions of this Section
1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 1.6 hereof.

                        (i) Escrow. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8 hereof, Acquiror shall cause to be distributed to the Escrow Agent (as defined in Section 8 hereof) a certificate or certificates representing 850,000 shares of Acquiror Common Stock (the "Escrow Shares") (which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates canceled pursuant to this Section 1.7). Such shares shall be beneficially owned by such holders and such shares shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Section 8. To the extent not used for such purposes, such shares shall be released, all as provided in
Section 8 hereof.

                1.8 No Further Ownership Rights in Target Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.

                1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration (and dividends, distributions and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) qualify for accounting treatment as a purchase.

                1.11 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

        2. Representations and Warranties of Target. Target represents and warrants to Acquiror and Merger Sub that the statements contained in this
Section 2 are true and correct, except as disclosed in a document of even date herewith and delivered by Target to Acquiror on the date hereof and referring to the representations and warranties in this Agreement (the "Target Disclosure Letter"). The Target Disclosure Letter will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2, and the disclosure in any such numbered and lettered section of the Target Disclosure Letter shall qualify only the corresponding subsection in this
Section 2 (except to the extent disclosure in any numbered and lettered section of the Target Disclosure Letter is specifically cross-referenced in another numbered and lettered section of the Target Disclosure Letter).

                2.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Target has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Target is the owner of all outstanding shares of capital stock of each of its subsidiaries listed in Section 2.1 of the Disclosure Schedule and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on
Schedule 2.1, Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                2.2 Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target subject only to the approval of the Merger by Target's shareholders as contemplated by Section 6.1(a). The affirmative vote of the holders of a majority of the shares of Target Common Stock, two-thirds of the Target Series A Preferred Stock, a majority of the Target Series B Preferred Stock, and a majority of the Target Preferred Stock, each voting as separate classes, outstanding on the record date for the Written Consent of Shareholders relating to this Agreement is the only vote of the holders of any of Target's capital stock necessary under California Law and Target's Articles of Incorporation to approve this Agreement and the transactions contemplated hereby. The Board of Directors of Target has unanimously (i) approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the shareholders of Target and (iii) recommended that the shareholders of Target approve this Agreement and the Merger. This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Articles of Incorporation or Bylaws of Target or any of its subsidiaries, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger, together with the required officers' certificates, as provided in Section 1.2; (ii) filings required under Regulation D of the Securities Act of 1933; and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country.

                2.3 Governmental Authorization. Target and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's or any of its subsidiaries' business or the holding of any such interest and all of such authorizations are in full force and effect.

                2.4 Financial Statements. Target has delivered to Acquiror its audited financial statements for the fiscal year ended March 31, 1998 and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis for the one-month period ended April 30, 1998, the fiscal year ended May 1, 1999 and the two-month period ended June 30, 1999 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles (except that the interim unaudited financial statements do not have notes or annual year-end adjustments thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the consolidated financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Target maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

                2.5 Capital Structure. The authorized capital stock of Target consists of 30,000,000 shares of Target Common Stock, of which there were issued and outstanding as of the close of business on August 11, 1999, 7,592,894 shares and 9,772,042 shares of Target Preferred Stock, of which there were designated 3,000,000 shares of Series A Preferred Stock, 4,166,667 shares of Series B Preferred Stock and 2,605,375 shares of Series C Preferred Stock. On August 11, 1999 there were issued and outstanding 3,000,000 shares of Series A Preferred Stock, 4,166,666 shares of Series B Preferred Stock and 2,059,375 shares of Series C Preferred Stock. Each share of Preferred Stock is convertible into one share of Common Stock. All outstanding shares of Target Common Stock and Target Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. On August 11, 1999 there were 4,250,000 shares of Common Stock reserved for issuance under the Target's 1997 Incentive Option Plan (the "Target Stock Option Plan") of which 3,479,168 shares were subject to outstanding options and 177,938 shares were reserved for future option grants. On August 11, 1999, there were 1,231,058 shares of Series C Preferred Stock reserved for issuance upon the exercise of outstanding Target Warrants, and the Target Warrants are held in the amounts and by the persons described in Section
2.5 of the Target Disclosure Letter. Target has delivered to Acquiror true and complete copies of each warrant and warrant agreement evidencing each Target Warrant and each form of agreement or stock option plan evidencing each Target Option. Since August 11, 1999 Target has not issued, delivered or sold or authorized the issuance, delivery or sale of any shares of its capital stock or securities convertible or exercisable into shares of its capital stock other than upon exercise of options outstanding as of August 11, 1999. Except for the rights created pursuant to this Agreement and the rights disclosed in the two preceding sentences, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Common Stock issuable upon conversion of the Preferred Stock and upon exercise of the options and warrants described in this Section 2.5 will be when issued on the terms pursuant to which issuance, duly authorized, validly issued, fully paid and nonassessable. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its shareholders and (ii) to Target's knowledge, between or among any of Target's shareholders, except for the shareholders delivering the Shareholder Agreements (as defined below). Target officers, directors and Target shareholders holding more than 5% of the outstanding voting stock of Target, and their affiliates, holding in the aggregate at least a majority of outstanding (i) Target Common Stock, (ii) Target Series B Preferred Stock, and
(iii) Target Preferred Stock and at least two-thirds of outstanding Target

Series A Preferred Stock have executed and delivered to Acquiror a Shareholder Support Agreement substantially in the form attached hereto as Exhibit C. All shares of outstanding Target Common Stock and Target Preferred Stock were issued in compliance with all applicable federal and state securities laws.

                2.6 Absence of Certain Changes. Since June 30, 1999, (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Target; (ii) any acquisition, sale or transfer of any material asset of Target or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (v) any material contract entered into by Target or any of its subsidiaries, other than in the ordinary course of business and as provided to Acquiror, or any material amendment or termination of, or default under, any material contract to which Target or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees; or (viii) any event described in Section 4.1; or (ix) any negotiation or agreement by Target or any of its subsidiaries to do any of the things in the preceding clauses (i) through (viii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of Target's capital stock.

                2.7 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet dated June 30, 1999 (the "Target Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

                2.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target or any of its subsidiaries, threatened against Target or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Target or any of its subsidiaries, or, to the knowledge of Target and its subsidiaries, any of their respective directors or officers (in their capacities as such). All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Letter.

                2.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target or any of its subsidiaries, any acquisition of property by Target or any of its subsidiaries or the conduct of business by Target or any of its subsidiaries as currently conducted or as proposed to be conducted by Target or any of its subsidiaries.

                2.10 Intellectual Property.

                        (a) For purposes of this Agreement, "Intellectual Property" means:

                                (i) all issued patents, reissued or reexamined
patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents");

                                (ii) all published or unpublished nonprovisional
and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively "Patent Applications" and, with the Issued Patents, the "Patents");

                                (iii) all copyrights, copyrightable works,
semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "Copyrights");

                                (iv) trademarks, registered trademarks,
applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, "Trademarks");

                                (v) all technology, ideas, inventions, designs,
proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes; and

                                (vi) all other intangible assets, properties and
rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

                        (b) Target and its subsidiaries own and have good and marketable title to, or possess legally enforceable rights to use, all Intellectual Property used in the business of Target and its subsidiaries as currently conducted by Target and its subsidiaries. The Intellectual Property owned by and licensed to Target collectively constitute all of the Intellectual Property necessary to enable Target to conduct its business as such business is currently being conducted. No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Intellectual Property. There is no unauthorized use, disclosure or misappropriation of any Intellectual Property by any employee or, to Target's knowledge, former employee of Target or any of its subsidiaries or, to Target's knowledge, by any other third party. There are no royalties, fees or other payments payable by Target to any Person under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of Intellectual Property.

                        (c) With respect to each item of Intellectual Property incorporated into any product of Target or otherwise used in the business of Target (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $25,000 on standard terms and conditions) ("Target Intellectual Property"), the Target Disclosure Letter lists:

                                (i) all Patents and Patent Applications, all
registered Trademarks, and all registered Copyrights, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and

                                (ii) the following agreements relating to each
of the products of Target or its Subsidiaries, including products currently under development (the "Target Products") or other Target Intellectual Property: all (A) agreements granting any right to distribute or sublicense a Target Product on any exclusive basis, (B) any exclusive licenses of Intellectual Property to or from Target, (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to Target or its Subsidiaries are $25,000 or more, (D) joint development agreements, (E) any agreement by which Target grants any ownership right to any Intellectual Property owned by Target, (F) any government, regulatory or court order relating to Intellectual Property, (G) any option relating to any Target Intellectual Property, and (H) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of Target Products.

                        (d) The Target Disclosure Letter contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which Target or its Subsidiaries are a party and pursuant to which Target or its Subsidiaries are authorized to use any Intellectual Property owned by any third party (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $25,000 on standard terms and conditions) ("Third Party Intellectual Property").

                        (e) There is no unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property, including any Third Party Intellectual Property by any employee or former employee of Target or any of its subsidiaries or, to Target's knowledge, by any other third party. Neither Target nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or agreements to end users arising in the ordinary course of business, the forms of which have been delivered to Acquiror or its counsel. There are no royalties, fees or other payments payable by Target to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.

                        (f) Target is not in breach of any license, sublicense or other agreement relating to the Target Intellectual Property or Third Party Intellectual Property Rights. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in an infringement on the Acquiror's right to own or use any Target Intellectual Property, including any Third Party Intellectual Property.

                        (g) All Patents, registered Trademarks, registered service marks and copyrights held by Target are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts. Target is not infringing, misappropriating or making unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. There is no proceeding pending or threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of Target Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Trademarks, service marks, Copyrights or violation of any trade secret or other proprietary right of any third party. Target has not brought a proceeding alleging infringement of Target Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                        (h) All current and former officers and employees of Target have executed and delivered to Target an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any Intellectual Property arising from services performed for Target by such persons, the form of which has been supplied to Acquiror. All current and former consultants and independent contractors to Target involved in the development, modification, marketing and servicing of Target's products, and/or Target Intellectual Property have executed and delivered to Target an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any Intellectual Property arising from services performed for Target by such persons in the form delivered to Acquiror. No employee or independent contractor of Target is in violation of any term relating to Intellectual Property of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Target or, to Target's knowledge, of any other term of any such agreements or contracts. No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Target Intellectual Property.

                        (i) Target has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Target Intellectual Property (except such Target Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Intellectual Property it owns or uses. All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information") owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

                        (j) No product liability claims have been communicated in writing to or, to Target's knowledge, threatened against Target.

                        (k) A complete list of each of the Target Products, together with a brief description of each, is set forth in Schedule 2.10. The Target Products conform in all material respects with (i) any published specification, published documentation or written performance standard provided with respect thereto by Target, and (ii) to Target's knowledge, any oral statement or representation provided directly to customers with respect thereto by Target. Target is not aware of any incompatibility of Target's Intel Pi product "functionality" (as defined below) within a Windows NT network environment, whether the latter features a single server device or multiple server devices. For purposes of this Section 2.10(k), "functionality" means a standard of performance interoperability customary for products in Target's Intel Pi product's present niche of the network attached storage market (which niche is also occupied by the current network attached storage product offerings of Cobalt Systems, Meridian Data and NetGear).

                        (l) Target is not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by Target, or which may affect the validity, use or enforceability of such Target Intellectual Property. Target is not subject to any agreement which restricts in any material respect the use, transfer, or licensing by Target of the Target Intellectual Property or Target Products.

                        (m) All Target Products (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant") and (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000 except for any failure or any of Target's Products to be Year 2000 Compliant solely as a result of (i) the operation of Target Products in conjunction with Microsoft SMB or UNIX NFS, operating in accordance with their respective product specifications and (ii) the failure of Microsoft SMB or UNIX NFS to be Year 2000 Compliant. Target is not aware of any failure of Microsoft SMB and UNIX NFS to be Year 2000 Compliant. Target is not aware that any of Target's Information Technology (as defined below) is not Year 2000 Compliant or will cause an interruption in the ongoing operations of Target's business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all material software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by Target in the conduct of its business, or purchased by Target from third party suppliers.

                2.11 Interested Party Transactions. Neither Target nor any of its subsidiaries is indebted to any director, officer, employee or agent of Target or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target or any of its subsidiaries. There have been no transactions during the 18 months prior to the Effective Time which would require disclosure if Target were subject to disclosure under Item 404 of Regulation S-K under the Securities Act.

                2.12 Minute Books. The minute books of Target and its subsidiaries made available to Acquiror contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

                2.13 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target and its subsidiaries.

                2.14 Material Contracts.

                        (a) All the Material Contracts (as defined below) to which Target is a party are listed in Schedule 2.14 hereto. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to Target, and to Target's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither the Target nor, to Target's knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach of default by Target or, to Target's knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement. Target is not a party to any material oral contract, agreement or other arrangement. "Material Contract" means any contract, agreement or commitment to which Target is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) required to be listed pursuant to Section 2.10(c)(ii) or Section 2.10(d), (iii) requiring Target to indemnify any Person, (iv) granting any exclusive rights to any party, (v) evidencing indebtedness for borrowed or loaned money of $100,000 or more, including guarantees of such indebtedness, or (vi) which, if breached by Target in such a manner as would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment, would reasonably be expected to have a Material Adverse Effect on Target. Target shall revise Schedule 2.14 prior to Closing to add any additional disclosure required if $25,000 were substituted for $100,000 in each place it appears in the definition of "Material Contracts" above.

                        (b) Without limiting the generality of the foregoing, Target is not in breach or default of any provision of the OEM Purchase and License Agreement Between Intel Corporation ("Intel") and PopUp, Inc. dated December 1, 1998 as amended and Target has received a written confirmation by Intel, and has delivered a true and correct copy of the same to Acquiror, that
(i) Target is not in breach or default of any provision of the Intel OEM Purchase and License Agreement Between Intel and Target dated December 1, 1998, as amended (the "Intel Agreement") and (ii) confirming that Intel consents to the assignment to and assumption by Acquiror of all of the Acquiror's rights and obligations of Target under such Agreement as a result of and effective upon the Merger. Target has obtained from Intel a notice, dated June 15, 1999, relating to Intel's rights pursuant to Section 8.3 of that certain Series C Preferred Stock Purchase Agreement between Intel Corporation and Target dated December 1, 1998 as amended ("Intel ROFO Clause"), a true and correct copy of which has been provided to Acquiror. Execution of this Agreement and closing of the transactions hereby contemplated will not breach or violate the Intel ROFO Clause, or give rise to any right or claim of Intel relating to or based upon the Intel ROFO Clause.

                2.15 Inventory. The inventories shown on the Financial Statements or thereafter acquired by Target, were acquired and maintained in the ordinary course of business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business. Since the Target Balance Sheet Date, Target has continued to replenish inventories in a normal and customary manner consistent with past practices. Target has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or



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

production of its products. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Target is not under any liability or obligation with respect to the return of any item of inventory in the possession of wholesalers, retailers or other customers. Since the Target Balance Sheet Date, adequate provision has been made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

                2.16 Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, are not subject to any prior assignment, lien or security interest and are not subject to valid defenses, set-offs or counter claims. Target has no basis for believing the accounts receivable will not be collected in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Financial Statements.

                2.17 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of Target's gross revenues during the 12 month period preceding the date hereof and no supplier which individually accounted for more than 5% of Target's purchases during the 12-month period preceding the date hereof, has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target or has at any time on or after the Target Balance Sheet Date, decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge, no such supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

                2.18 Employees and Consultants. The Target Disclosure Letter contains a list of the names of all employees and consultants of Target, and provides for each such employee or consultant the current salary and any other compensation payable to such employee or consultant (including bonus, commission arrangements or deferred compensation), any change in such compensation since December 31, 1998, status as employee or consultant, dates of employment or consultancy and positions, and visa status (where applicable). All of the employees of Target are "at will" employees. To Target's knowledge, no Target employee has given notice that such Target employee does not intend to continue employment with Merger Sub as the Surviving Corporation following the Merger and, to Target's knowledge, no Target employee intends to give such notice. The Target Disclosure Letter sets forth each employee of Target who is not fully available to perform work because of disability or other leave and sets forth the basis for such disability (as known by Target) or leave and the anticipated date of return to full service. None of Target's consultants or contractors are necessary or essential for the development of Target's Intel Pi product family.

                2.19 Title to Property. Target and its subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target and its subsidiaries that are used in the operations of their businesses are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target and its subsidiaries are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. All leases to which Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to Acquiror. Target owns no real property.

                2.20 Environmental Matters.

                        (a) The following terms shall be defined as follows:

                                (i) "Environmental Laws" shall mean any
applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with (collectively, "Handle") Hazardous Materials (defined below), including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
Section 9601, et seq., as amended ("CERCLA"), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended ("RCRA").

                                (ii) "Hazardous Materials" shall mean any
material, chemical, compound, substance, mixture, or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws (defined above) as a "hazardous constituent," "hazardous substance," "hazardous material," "acutely hazardous material," "extremely hazardous material," "hazardous waste," "hazardous waste constituent," "acutely hazardous waste," "extremely hazardous waste," "infectious waste," "medical waste," "biomedical waste," "pollutant," "toxic pollutant," or "contaminant," or any other formulation or terminology intended to classify or identify substances, constituents, materials, or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including, without limitation, ignitability, corrosivity, reactivity, carcinogenicity, toxicity, and reproductive toxicity. The term "Hazardous Materials" shall include, without limitation, any "hazardous substances" as defined, listed, designated or regulated under CERCLA, any "hazardous wastes" or "solid wastes" as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate, or by-product.

                        (b) Target does not Handle and has not Handled Hazardous Materials in connection with its business operations, except for routine janitorial and office purposes. Target does not own and has not owned any real property. Target is and has been in material compliance with all Environmental Laws relating to the properties or facilities used, leased, or occupied by Target at any time (collectively, "Target's Facilities;" such properties or facilities currently used, leased, or occupied by Target are defined herein as "Target's Current Facilities"), and no discharge, emission, release, leak, or spill of Hazardous Materials has occurred at any of Target's Facilities which may or will give rise to material liability of Target under Environmental Laws. To Target's knowledge, there are no Hazardous Materials (including, but not limited to, asbestos) present in the surface waters, structures, groundwaters, or soils of or beneath any of Target's Current Facilities. To Target's knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target's Current Facilities. No Target employee or other person has claimed that Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Target, or to Target's knowledge, threatened against Target, with respect to Hazardous Materials or Environmental Laws, and Target is not aware of any facts or circumstances which could form the basis for material liability of Target regarding material non-compliance with Environmental Laws.

                2.21 Taxes. As used in this Agreement, the terms "Tax" and, collectively, "Taxes" mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                        (a) Target has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to Target or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all material respects and have been completed in accordance with applicable law.

                        (b) Target, as of the Closing Date: (i) will have paid all Taxes shown to be payable on such Returns covered by Section 2.20(a) and
(ii) will have withheld with respect to its employees all Taxes required to be withheld.

                        (c) There is no Tax deficiency outstanding or assessed or, to the best of Target's knowledge, proposed against Target that is not reflected as a liability on the Target Balance Sheet in accordance with generally accepted accounting principles nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

                        (d) Target has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet in accordance with generally accepted accounting principles, whether asserted or unasserted, contingent or otherwise and Target has no knowledge of any basis for the assertion of any such liability attributable to Target, its assets or operations.

                        (e) Target is not a party to any tax-sharing agreement or similar arrangement with any other party, and Target has not assumed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

                        (f) Target's Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Target has not been notified of any request for such an audit or other examination.

                        (g) Target has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

                        (h) Target has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax sparing arrangement that Target has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement and (ii) any expatriate tax programs or policies affecting Target. Target is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

                        (i) Target has made available to Acquiror copies of all Returns filed for all periods since its inception.

                        (j) Target has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by Target.

                        (k) Target has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

                        (l) Target is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 464 or 162(m) of the Code by Target or Merger Sub as an expense under applicable law.

                2.22 Employee Benefit Plans.

                        (a) Schedule 2.22 lists, with respect to Target, any subsidiary of Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) each current employee benefit plan whether written or unwritten (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) which is established, sponsored, or maintained, contributed to or required to be contributed to by Target for the benefit of any person who performs or who has performed services for Target, including any former plans for which Target has material liability, (ii) each loan to a any employee, officer or director, (iii) any stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target in an amount greater than $30,000 remain for the benefit of or relating to, any present or former employee, consultant or director of Target (together, the "Target Employee Plans"). In addition, Schedule 2.22 lists each employee plan that has been adopted or maintained by Target, whether formally or informally, for the benefit of employees outside the United States ("Target International Employee Plan").

                        (b) Target has furnished to Acquiror true and complete copies of documents embodying each of the Target Employee Plans and related plan documents (including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, individual participant agreements, employee booklets, administrative service agreements, summary plan descriptions, all standard COBRA forms and related notices, all registration statements and prospectuses related to each Target Employee Plan and other authorizing documents) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Target has also furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

                        (c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Target Employee Plan has been duly adopted and administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Target and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target or any subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and
(vii) Target does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of
Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of
Section 3(l) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any Target subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                        (d) With respect to each Target Employee Plan, Target and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder, (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, and (iii) the Health Insurance Portability and Accountability Act ("HIPAA").

                        (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target, any Target subsidiary or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

                        (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Target, any Target subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

                        (g) Each Target International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Target Employee Plan. No Target International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Target or Acquiror from terminating or amending any International Target Employee Plan at any time for any reason.

                        (h) Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquiror or Target (other than ordinary administration expenses typically incurred in a termination event).

                        (i) There is no agreement, plan, arrangement or contract covering any employee or independent contractor or former employee or independent contractor of Target that, considered individually or collectively with other agreements will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible under
Section 280G or Section 162 of the Code (or any comparable provision under state or foreign Tax laws) or which would constitute an "excess parachute payment" under Section 280G of the Code which is subject to imposition of an excise Tax under Section 4999 of the Code.

                2.23 Employee Matters. Target is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws. Schedule 2.23 sets forth for each employee whose employment was terminated since December 31, 1998, the name, date of termination and the nature of the termination (voluntary or involuntary). There are no proceedings pending or, to Target's knowledge, reasonably expected or threatened, between Target, on the one hand, and any or all of its current or former employees, on the other hand, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Target's knowledge, reasonably expected or threatened, against Target under any workers' compensation or long term disability plan or policy. Target has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Target is not a party to any collective bargaining agreement or other labor union contract, nor does Target know of any activities or proceedings of any labor union to organize its employees. Target has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation which became due and payable prior to or on the date of this Agreement.

                2.24 Insurance. Target and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                2.25 Compliance With Laws. Each of Target and its subsidiaries has complied with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as do not and could not be reasonably expected to have a Material Adverse Effect on Target.

                2.26 Brokers' and Finders' Fee. No broker, finder or investment banker is entitled to brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby, except for amounts owed BancBoston Robertson Stephens pursuant to an engagement letter dated March 31, 1999 (the "BancBoston Robertson Stephens Fee").

                2.27 Payment to Sand Hill Capital. Other than the fee set forth in Section 8.1 of that certain Intercreditor Agreement and Acknowledgement (the "Intercreditor Agreement") attached as an exhibit to Exhibit G hereto (collectively, the "Sand Hill Fees") and the $150,000 payment required to be paid to Sand Hill upon Closing in connection with Sand Hill's agreement to terminate its rights under its warrant to purchase shares of Target Series C Preferred Stock, no other fee or payment is owed or would be owed to Sand Hill by Acquiror or its subsidiaries in connection with the transactions contemplated by the Intercreditor Agreement.

                2.28 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule or Exhibit hereto, including the Target Disclosure Letter, or certificate furnished by Target pursuant to this Agreement or any written statement furnished to Acquiror pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contain, or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for purposes of this representation, any document attached hereto and any document specifically referenced in the Target Disclosure Letter as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to Acquiror in connection with the transaction contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Acquiror with respect to such inconsistent or additional information.

        3. Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by Acquiror to Target on the date hereof and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Letter"). The Acquiror Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered section of the Acquiror Disclosure Letter shall qualify only the corresponding section in this Section 3 (except to the extent disclosure in any numbered and lettered section of the Acquiror Disclosure Letter is specifically cross-referenced in another numbered and lettered section of the Acquiror Disclosure Letter.

                3.1 Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Merger Sub, each as amended to date, to Target. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

                3.2 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or any of its subsidiaries, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their properties or assets. No consent, approval, order or authorization of or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) the filing of a Form D with the Securities and Exchange Commission in accordance with Regulation D following the Effective Time, (iii) the filing of a Form 8-K with the Securities and Exchange Commission ("SEC") and National Association of Securities Dealers ("NASD") within 15 days after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) the filing with the NASDAQ National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of options and warrants assumed by Acquiror, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.



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

                3.3 SEC Documents: Financial Statements. Acquiror has made available to Target or its counsel through EDGAR a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Acquiror using EDGAR since July 1, 1998, and, prior to the Effective Time, Acquiror will have made available to Target or its counsel through EDGAR true and complete copies of any additional documents filed with the SEC by Acquiror using EDGAR prior to the Effective Time (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to Target all exhibits to the Acquiror SEC Documents filed prior to the date hereof which are (i) requested by Target and (ii) are not available in complete form through EDGAR ("Requested Confidential Exhibits") and will promptly make available to Target all Requested Confidential Exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Target SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect except those which have expired in accordance with their terms, and neither Acquiror nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document prior to the date hereof. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Acquiror accounting policies except as described in the notes to the Acquiror Financial Statements.

                3.4 Capital Structure. The authorized capital stock of Acquiror consists of 250,000,000 shares of Common Stock, $.001 par value, and 95,000,000 shares of Preferred Stock, $.001 par value, of which there were issued and outstanding as of the close of business on August 11, 1999, 104,556,419 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued after August 11, 1999 upon the exercise of options issued under the Acquiror Amended and Restated 1996 Stock Option Plan (the "Acquiror Stock Option Plan"), or shares of Acquiror Common Stock issued under the Acquiror 1998 Employee Stock Purchase Plan (the "Acquiror Purchase Plan"). The authorized capital stock of Merger Sub consists of

1,000 shares of Common Stock all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable. As of the close of business on August 11, 1999, Acquiror has reserved 17,475,685 shares of Acquiror Common Stock for issuance to employees, directors and independent contractors pursuant to the Acquiror Stock Option Plan, of which 10,905,334 shares are subject to outstanding, unexercised options, and 1,870,755 shares are reserved for issuance to officers and key employees as restricted stock, and 2,400,000 shares of Acquiror Common Stock are reserved for issuance pursuant to the Acquiror Purchase Plan, of which 355,000 shares are available for issuance upon exercise of options. Acquiror also maintains the Acquiror 1998 Restricted Stock Plan pursuant to which 390,000 shares of Acquiror Common Stock are outstanding and held for issuance to certain officers and key employees upon the satisfaction of the terms of such plan. Other than this Agreement, the Acquiror Stock Option Plan, the Acquiror Purchase Plan and the Acquiror 1998 Restricted Stock Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Merger Sub or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and nonassessable.

                3.5 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                3.6 Representations Complete. None of the representations or warranties made by Acquiror or Merger Sub herein or in any Schedule hereto, including the Acquiror Disclosure Letter, or certificate furnished by Acquiror or Merger Sub pursuant to this Agreement, or the Acquiror SEC Documents, or any written statement furnished to Target pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for purposes of this representation, any document attached hereto and any document specifically referenced in the Acquiror Disclosure Letter as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to Target in connection with the transactions contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Target with respect to such inconsistent or additional information.

        4. Conduct Prior To The Effective Time.

                4.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other and except to the extent that Target does not have sufficient capital), to carry on Target's and its subsidiaries' business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; to pay and to cause Target's subsidiaries to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) to Acquiror's consent to the filing of material Tax Returns if applicable; to pay or perform other obligations when due, and to use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of Target's and its subsidiaries' present officers and key employees and preserve Target's and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Target or its subsidiaries, to the end that Target's and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target agrees to promptly notify the Acquiror of any event or occurrence not in the ordinary course of Target's or its subsidiaries' business, and of any event which could have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Target Disclosure Letter, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror:

                        (a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws, except as necessary to increase the number of authorized shares of Series C Preferred Stock to the extent necessary to allow the exercise of the Series C Warrants;

                        (b) Material Contracts. Violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

                        (c) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                        (d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, except upon exercise or conversion of existing options, warrants, convertible notes and preferred stock;

                        (e) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans, except for the acceleration of vesting of options granted to the officers of Target (the "Target Officers") pursuant to the terms of the Target Stock Option Plan (the "Officer Options");

                        (f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

                        (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Target Products or Target Intellectual Property;

                        (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole, except in the ordinary course of business, consistent with past practice;

                        (i) Indebtedness. Incur any indebtedness for borrowed money, except from Acquiror, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                        (j) Agreements. Enter into, terminate or amend, in a manner which will adversely affect the business of Target (i) any agreement involving an obligation to pay or the right to receive $10,000 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell Target Products, or
(iii) any other agreement which is material to the business or prospects of Target or which would be a Material Contract;

                        (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

                        (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                        (m) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

                        (n) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

                        (o) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any Target Employee Plan or hire any new officer level employee, pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof), or increase the benefits, salaries or wage rates of its employees except in the ordinary course of business in accordance with its standard past practice;

                        (p) Severance Arrangements. Grant any severance or termination pay or benefits to any director or officer or to any other employee, except payments made pursuant to written agreements outstanding on the date hereof;

                        (q) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                        (r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole;

                        (s) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

                        (t) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                        (u) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (t) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

                4.2 No Solicitation.

                        (a) From and after the date of this Agreement until the Effective Time, Target shall not, directly or indirectly through any officer, director,



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

employee, representative or agent of Target or otherwise, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving Target other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"),
(ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. Target represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

                        (b) Target shall notify Acquiror immediately (and no later than 24 hours) after receipt by Target (or its advisors) after the date of this Agreement of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any person or entity that informs Target that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

        5. Additional Agreements.

                5.1 Preparation of Solicitation Statement.

                        (a) As soon as practicable after the execution of this Agreement, Target shall prepare, with the cooperation of Acquiror, a solicitation statement for the solicitation of approval of the shareholders of Target describing this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby. The Acquiror shall provide such information about Acquiror and this Agreement and the transactions contemplated hereby as Target shall reasonably request. The information supplied by Target for inclusion in the solicitation statement to be sent to the shareholders of Target shall not, on the date the solicitation statement is first mailed to Target's shareholders or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub which is contained in any of the foregoing documents. The information supplied by Acquiror for inclusion in the solicitation statement shall not, on the date the solicitation statement is first mailed to Target's shareholders, nor at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Acquiror and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Target which is contained in any of the foregoing documents.

                        (b) The solicitation statement shall constitute a disclosure document for the offer and issuance of shares of Acquiror Common Stock to be received by the holders of Target Capital Stock in the Merger. Acquiror and Target shall each use reasonable commercial efforts to cause the solicitation statement to comply with applicable federal and state securities laws requirements. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the solicitation statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the solicitation statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the solicitation statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The solicitation statement shall contain the recommendation of the Board of Directors of Target that the Target shareholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the solicitation statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

                5.2 Approval of Shareholders. Target shall promptly after the date hereof take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to obtain the written consent of the Target shareholders approving the Merger as soon as practicable. Subject to Section 5.1, Target shall use its reasonable commercial efforts to solicit from shareholders of Target written consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

                5.3 Sale of Shares Pursuant to Regulation D. The parties hereto acknowledge and agree that the shares of Acquiror Common Stock issuable to the Target shareholders pursuant to Section 1.6 hereof, shall constitute "restricted securities" within the Securities Act. The certificates of Acquiror Common Stock shall bear the legends set forth in Section 1.6(g). It is acknowledged and understood that Acquiror is relying on certain written representations made by each shareholder of Target. Target will use its reasonable commercial efforts to cause each Target shareholder to execute and deliver to Acquiror an Investor Representation Statement in the form attached hereto as Exhibit B.

                5.4 Access to Information.

                        (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during the period prior to the Effective Time to (i) all of Target's and its subsidiaries' properties, personnel books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and its subsidiaries as Acquiror may reasonably request.

                        (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                        (c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                5.5 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement dated May 20, 1999, as amended (the "Confidentiality Agreement"), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

                5.6 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

                5.7 Regulatory Approval: Further Assurances.

                        (a) Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body.

                        (b) Subject to Section 5.7(c), Acquiror and Target shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.7(c), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Target shall promptly deliver to Acquiror a copy of each such filing made, each such notice given and each such consent obtained by Target during the period prior to the Effective Time. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                        (c) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement:
(i) to dispose or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Target to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause Target to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any person, any technology, software or other Intellectual Property, or to commit to cause Target to license or otherwise make available to any person any technology, software or other Intellectual Property; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause Target to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of Target.

                5.8 Options and Warrants.

                        (a) Assumption of Target Options. At the Effective Time, each Target Option whether vested or unvested, will be assumed by Acquiror.
Schedule 5.8(a) hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options to purchase shares of Target Common Stock, including the number of shares of Target Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated Schedule 5.8(a) hereto current as of such date. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plan and/or any other agreement or document governing such Target Option immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Common Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole tenth of a cent and (iii) any restriction on the exercisability of such Target Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Target Option shall remain unchanged, except to the extent that the vesting of the Officer Options will accelerate. Consistent with the terms of the Target Stock Option Plan and the documents or agreements governing the outstanding options, the Merger will not terminate any of the outstanding Target Options or accelerate the exercisability or vesting of such Target Options or the shares of Acquiror Common Stock which will be subject to those Target Options upon the Acquiror's assumption of the options in the Merger, except for the acceleration of vesting of the Officer Options. It is the intention of the parties that the Target Options so assumed by Acquiror following the Effective Time will remain incentive stock options as defined in
Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within ten business days after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding Target Option listed on Schedule 5.8(a) a document in form and substance satisfactory to Target evidencing the foregoing assumption of such option by Acquiror. For purposes of Target's 1997 Incentive Stock Plan and agreements thereunder, the parties agree that the "anticipated date set for the closing of the acquisition or merger" is September 15, 1999.

                        (b) Cancellation of Warrants. Target agrees to use its best efforts to obtain, prior to the Closing Date, a binding written agreement, acceptable to Acquiror, from each holder of Target Warrants whereby such holder agrees that if the Target Warrant(s) held by such holder have not been exercised prior to the Closing Date, then such Target Warrants shall not be exercised on or after the Closing Date.

                5.9 Form S-8. Acquiror agrees to file, no later than 3 business days after the Closing, a registration statement on Form S-8 covering the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Stock Option Plan assumed by Acquiror. Target shall cooperate with and assist Acquiror in the preparation of such registration statement.

                5.10 Legal Requirements. Each of Acquiror, Merger Sub and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

                5.11 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use commercially reasonable efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

                5.12 Escrow Agreement. On or before the Effective Time, the Acquiror, Merger Sub, Escrow Agent and the Shareholders' Agent (as defined in
Section 8 hereto) will execute the Indemnity Escrow Agreement contemplated by
Section 8 in the form attached hereto as Exhibit D ("Escrow Agreement").

                5.13 Nonaccredited Stockholders. Prior to the Closing, Target shall not take any action, including the granting of employee stock options, that would cause the number of Target stockholders who are not "accredited investors" pursuant to Regulation D promulgated under the Securities Act of 1933, as amended, to increase to more than 35 during the term of this Agreement.

                5.14 Listing of Additional Shares. Prior to the Effective Time, Acquiror shall file with the NASDAQ National Market a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger.

                5.15 Employees. Target will use reasonable commercial efforts in consultation with Acquiror to retain existing employees of Target through the Closing Date and following the Merger. Target shall use its reasonable efforts
(i) to cause each of such employees set forth in Schedule 5.15(a) to execute an Employment Agreement in the form attached hereto as Exhibit E, and (ii) to cause each person set forth on Schedule 5.15(b) to execute a Non-Competition and Non-Solicitation Agreement in the form set forth as Exhibit F and (iii) to cause each other Target employee to execute and deliver to an Assignment of Inventions and Non-Disclosure Agreement in the form provided by Acquiror.

                5.16 Reorganization. Acquiror and Target shall each use its best efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368 of the Code.

                5.17 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                5.18 Registration of Shares Issued in the Merger.

                        (a) Acquiror shall use its reasonable commercial efforts to cause the Shares of Acquiror Common Stock issued in the Merger, including any and all Escrow Shares (the "Registrable Securities") to be registered under the Securities Act so as to permit the resale thereof, and in connection therewith shall prepare and file the

Registration Statement with the SEC as soon as practicable after the date hereof, but no later than immediately prior to the Effective Time, and shall use its reasonable commercial efforts to cause the Registration Statement to become effective as soon as possible after the Effective Time; provided, however, that each holder of Registrable Securities ("Holder") shall provide all such information and materials to Acquiror and take all such action as may be required in order to permit Acquiror to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. Such provision of information and materials is a condition precedent to the obligations of Acquiror pursuant to this Section
5.18. Acquiror shall not be required to effect more than one (1) registration under this Section 5.18. The offering made pursuant to such registration shall not be underwritten.

                        (b) Acquiror shall (i) prepare and file with the SEC the Registration Statement in accordance with Section 5.18(a) hereof with respect to the shares of Registrable Securities and shall use all reasonable commercial efforts to cause the Registration Statement remain effective for a period ending on the first to occur of (i) the date all of the Shares registered thereunder may be sold under Rule 144 in one three-month period (assuming compliance by the Holders with the provisions thereof) or one (1) year after the Effective Time (subject to Section 5.18(c)); and (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in the Registration Statement until the termination of effectiveness of the Registration Statement, (iii) furnish to each Holder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Holder may reasonably request in order to effect the offering and sale of the shares of the Registrable Securities to be offered and sold, but only while Acquiror shall be required under the provisions hereof to cause the Registration Statement to remain current.

                        (c) Notwithstanding any other provision of this Section 5.18, Acquiror shall have the right at any time to require that all Holders suspend further open market offers and sales of Registrable Securities whenever, and for so long as, in the reasonable judgment of Acquiror in good faith after consultation with counsel, there is in existence material undisclosed information or events with respect to Acquiror (the "Suspension Right"); provided, however, that during the first four months following the effective date of the Registration Statement, there shall be at least 30 trading days, which do not have to be consecutive, during which the Suspension Right has not been exercised. In the event Acquiror exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Acquiror or until such time as the information or event is no longer material, each as determined in good faith by Acquiror after consultation with counsel. Acquiror will promptly give the Shareholders' Agent (as defined in Section 8.9) notice, in a writing signed by an executive officer of Acquiror of any such suspension (the "Suspension Notice"). Acquiror agrees to notify the Shareholders' Agent promptly upon termination of the suspension (the "Resumption Notice"). Upon receipt of either a

Suspension Notice or Resumption Notice, the Shareholders' Agent shall immediately notify each Holder concerning the status of the Registration Statement. The period during which Acquiror is required to keep the Registration Statement effective shall be extended by a period equal in length to any and all periods during which open market offers and sales of Registrable Securities are suspended pursuant to exercise of the Suspension Right.

                        (d) Acquiror shall pay all of the out-of-pocket expenses, other than underwriting discounts and commissions, if any, incurred in connection with any registration of Registrable Securities pursuant to this
Section 5.18, including, without limitation, all registration and filing fees, printing expenses, transfer agents' and registrars' fees, the fees and disbursements of Acquiror's outside counsel and independent accountants, and the reasonable fees of a single counsel for the Holders.

                        (e) To the fullest extent permitted by law, the Acquiror will indemnify, defend, protect and hold harmless each selling Holder, each underwriter of Acquiror Common Stock being sold by such Holders pursuant to this
Section 5.18, each person, if any, who controls any such Holder or underwriter within the meaning of the Securities Act or the Exchange Act and their respective affiliates, officers, directors, partners, successors and assigns (each a "Holder Indemnitee"), against all actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise and, except as hereinafter provided, will promptly reimburse each such Holder Indemnitee, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact in any registration statement and any prospectus filed pursuant to Section 5.18 or any post-effective amendment thereto or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by the Acquiror of any rule or regulation promulgated under the Securities Act, the Exchange Act or any statute, regulation or law applicable to the Acquiror and relating to action or inaction required of the Acquiror in connection with such registration; provided, however, that the Acquiror shall not be liable to any such Holder Indemnitee in respect of any claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission made in reliance upon and in conformity with information furnished in writing to the Acquiror by such Holder Indemnitee or any of such Holder Affiliate specifically for use in connection with such registration statement and prospectus or post-effective amendment.

                        (f) To the fullest extent permitted by law, each selling Holder of Registrable Shares registered in accordance with Section 5.18 will indemnify the Acquiror, each person, if any, who controls the Acquiror within the meaning of the Securities Act or the Exchange Act, each underwriter of Acquiror Common Stock and their respective affiliates, officers, directors, partners, successors and assigns (each an "Acquiror Indemnitee") against any actions, claims, losses, damages, liabilities and expenses to which they or any of them may become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will promptly reimburse each Acquiror Indemnitee for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to Section 5.18 or any post-effective amendment thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to the Acquiror by such Holder or underwriter specifically for use in connection with such registration statement, prospectus or post-effective amendment; provided, however, that the obligations of each such selling Holder hereunder shall be limited to an amount equal to the proceeds to such Holder from the sale of such Holder's Registrable Securities as contemplated herein.

                        (g) Each person entitled to indemnification under this
Section 5.18 (an "Indemnified Person") shall give notice to the party required to provide indemnification (the "Indemnifying Person") promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Person to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Person who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Person (whose approval shall not unreasonably be withheld), and the Indemnified Person may participate in such defense at such party's expense (unless the Indemnified Person has reasonably concluded that there may be a conflict of interest between the Indemnifying Person and the Indemnified Person in such action, in which case the fees and expenses of counsel for the Indemnified Person shall be at the expense of the Indemnifying Person), and provided further that the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Person of its obligations under this Section 5.18 except to the extent the Indemnifying Person is materially prejudiced thereby. No Indemnifying Person, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Person) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such claim or litigation. Each Indemnified Person shall furnish such information regarding itself or the claim in question as an Indemnifying Person may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                        (h) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which the Acquiror or any Holder makes a claim for indemnification pursuant to this
Section 5.18 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this Section 5.18 provides for indemnification, in such case, then the Acquiror and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Acquiror on the one hand and of the Holder on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations or, if the allocation provided herein is not permitted by applicable law, in such proportion as shall be permitted by applicable law and reflect as nearly as possible the allocation provided herein. The relative fault of the Acquiror on the one hand and of the Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Acquiror on the one hand or by the Holder on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case
(i) no Holder will be required to contribute any amount in excess of the proceeds received by such Holder from the sale of Registrable Shares pursuant to the Registration Statement; and (ii) no person or entity guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                5.19 Indemnification and Insurance.

                        (a) Target shall and, from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of Target or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the Indemnifying Party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or employee of Target or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") including, without limitation, all losses, claims, damages, costs, expenses, liabilities or judgments based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the California Law to indemnify its own directors, officers and employees, as the case may be (Target, the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 317(f) of the California
Law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and Target (or them and Acquiror and the Surviving Corporation after the Effective Time), (ii) Target (or after the

Effective Time, Acquiror and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statement therefor are received, and (iii) Target (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Target, Acquiror or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.19, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify Target, Acquiror or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 5.19, except to the extent such failure prejudices such party), and shall deliver to Target (or after the Effective Time, Acquiror and the Surviving Corporation) the undertaking contemplated by Section 317(f) of the California Law. The obligations of the parties set forth in this Section 5.19 shall be in the furtherance of and not in limitation of the succeeding paragraphs of this
Section 5.19.

                        (b) From and after the Effective Time, the Surviving Corporation will fulfill, assume and honor in all respects the obligations of Target pursuant to Target's Articles of Incorporation and any indemnification agreement between Target and any of Target's directors and officers existing and in force as of the Effective Time.

                        (c) The Surviving Corporation shall, until the sixth anniversary of the Effective Time or such earlier date as may be mutually agreed upon by Acquiror, the Surviving Corporation and the applicable Indemnified Party, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by Target and its subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time, provided, however, that in no event shall the Surviving Corporation be required to expend more than 150% of the current amount expended by Target (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if Acquiror is unable to maintain or procure insurance in the amount of coverage existing at the Effective Time for the Insurance Amount, Acquiror shall use its reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

                        (d) If the Surviving Corporation does not have sufficient capital to comply with its obligations under Section 5.19, Acquiror shall provide the Surviving Corporation with such capital.

                5.20 Interim Financing. In the event that the Merger has not closed by September 1, 1999 and the failure to close is not a result of a breach by Target of any representation, warranty or covenant in this Agreement, Acquiror agrees to allow draws by Target, beginning on such date, on a $3 million line of credit facility for interim financing, as provided in a Loan and Security Agreement substantially in the form of Exhibit G hereto (the "Loan Agreement"), provided that Target shall deliver to Acquiror

(a) a secured promissory note, (b) an intellectual property security agreement,
(c) a license agreement and (d) an intercreditor agreement, each substantially in the form attached as an exhibit to the Loan Agreement. In the event this Agreement is terminated by Acquiror due to the failure to occur of the condition set forth in Section 6.2(a), unless the breach would be reasonably likely to have a Material Adverse Effect on Target, then Acquiror agrees to allow one draw of $1 million under the Loan Agreement within 60 days following termination of this Agreement under the conditions set forth above.

                5.21 Employee Benefits. Target will promptly take any and all actions necessary and appropriate to correct any failure to follow the terms of any pension plan it sponsors which is subject to the requirements of Section 401(k) of the Code (the "401(k) Plan"), including without limitation failure to act in conformity with the 401(k) Plan's eligibility provisions and failure to satisfy the requirements of Section 401(k) and 401(m) (collectively the "Operational Defects"), to the satisfaction of Acquiror.

                5.22 Officer Options and Bonuses. Target will pay the bonuses in the amount of $100,000 to be paid to each of the Target Officers in connection with the Merger (the "Officer Bonuses") and will use its best efforts to cause the Officer Options to be exercised prior to the Closing such that the amount by which the Officer Bonuses exceeds the aggregate exercise price of the Officer Options is minimized.

                5.23 Y2K Remedial Efforts. Target shall use its reasonable commercial efforts to comply with the actions agreed to be taken by Target on
Schedule 5.23 prior to Closing.

                5.24 Compensation Accounting Charges. Target agrees to use its best efforts to fix all compensation accounting charges prior to Closing and agrees to consult with Acquiror regarding all such efforts prior to taking any action.

        6. Conditions to the Merger.

                6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                        (a) Shareholder Approval. This Agreement and the Merger shall be approved and adopted by the shareholders of the Target by the requisite vote under applicable law and the Target's Articles of Incorporation.

                        (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which would have a Material Adverse Effect on either Acquiror or on Acquiror combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                        (c) Governmental Approval. Acquiror, Target and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity (as defined below) all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR other than filings and approvals relating to the Merger or affecting Acquiror's ownership of Target or any of its properties if failure to obtain such approval, waiver or consent would not have a Material Adverse Effect on Acquiror after the Effective Time.

                6.2 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                        (a) Representations, Warranties and Covenants. The representations and warranties of Target in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date). Target shall have delivered to Acquiror a supplement (the "Supplement") to the Target Disclosure Letter which (i) identifies in reasonable detail any exceptions to such condition and (ii) the additional disclosure required by the last sentence of Section 2.14, provided that the additional disclosure required by Section 6.2(a)(ii) shall not represent nor, in Acquiror's good faith determination, shall the material contracts described therein be reasonably expected to be or result in a liability or obligation out of the ordinary course of business, a material loss of rights or a Material Adverse Effect on Target.

                        (b) Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

                        (c) Certificate of Officers. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by the chief executive officer and chief financial officer of Target certifying that the conditions set forth in (i) the first sentence of Section 6.2(a), (ii) Section 6.2(b) and (iii) Section 6.2(q) have been satisfied.

                        (d) Third Party Consents. All consents or approvals required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents or approvals individually or in the aggregate would not be reasonably likely to result in a Material Adverse Effect on Target.

                        (e) No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Acquiror nor Target shall have received any communication from any Governmental Body in which such Governmental Body indicates the probability of commencing any legal proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Acquiror or any of its subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (c) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (d) which would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.

                        (f) No Other Litigation. There shall not be pending any legal proceeding: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Acquiror or any of its subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (c) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (d) which would affect adversely the right of Acquiror or Target to own the assets or operate the business of Target.

                        (g) Employees. As of the Closing, there shall be sufficient Target employees, in Acquiror's good faith reasonable determination, to permit Acquiror to continue to operate the business of Target in the ordinary course of business following the Closing.

                        (h) Escrow Agreement. Acquiror, Merger Sub, Target, Escrow Agent and the Shareholders' Agent (as defined in Section 8 hereof) shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit D.

                        (i) Investor Representation Statement; Number of Shareholders. Each of the Target's shareholders shall have delivered to Acquiror a signed Investor Representation Statement in substantially the form attached hereto as Exhibit B and each such Statement shall be in full force and effect, and there shall be no more than thirty-five (35) Target shareholders who are not "accredited investors" as defined in Rule 501 under the Securities Act.

                        (j) Purchaser Representative. There shall be a Purchaser Representative, as defined in Regulation D under the Securities Act, reasonably satisfactory to Acquiror, representing each holder of Target Capital Stock who is not an "accredited investor" as defined in Rule 501 under the Securities Act, and such Purchaser

Representative shall have executed and delivered documentation reasonably satisfactory to Acquiror.

                        (k) Employment Agreement and Non-Competition and Non-Solicitation Agreements. The employees of Target set forth on Schedule 5.15(a) shall have accepted employment with Merger Sub pursuant to the terms of an employment agreement substantially in the form attached hereto as Exhibit E and the persons on Schedule 5.15(b) shall have entered into Non-Competition and Non-Solicitation Agreements substantially in the form attached as Exhibit F-1 or F-2, as applicable.

                        (l) Dissenters' Rights. Not more than five percent (5%) of the Target Capital Stock outstanding immediately prior to the Effective Time shall have voted against approval and adoption of this Agreement and the Merger and not less than ninety percent (90%) of the Target Capital Stock outstanding immediately prior to the Effective Time shall have voted for approval and adoption of this Agreement and the Merger.

                        (m) Termination of 401(k) Plan. Target's Board of Directors shall have adopted a resolution to terminate the 401(k) Plan prior to the Closing Date. Prior to the Closing Date, Target shall have provided to Acquiror certified resolutions of Target's Board of Directors which, to the reasonable satisfaction of the Acquiror, (i) evidence that the 401(k) Plan and any restatement or amendment thereto are duly authorized and adopted by Target,
(ii) authorize the termination of the 401(k) Plan, and (iii) amend the 401(k) Plan to comply with the Uruguay Round Agreements Act ("GATT"), the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA"), the Small Business Jobs Protection Act of 1996 ("SBJPA") and the Taxpayer Relief Act of 1997 ("TRA '97") (collectively know as "GUST").

                        (n) Warrants. All Target Warrants outstanding on the Closing Date shall be subject to a binding agreement described in Section 5.8(b).

                        (o) Officer Bonuses and Options. The Officer Options shall have been exercised prior to the Closing and Target shall have applied the Officer Bonuses to the aggregate exercise price of the Officer Options.

                        (p) Further Diligence as to Intel Agreement. Acquiror shall have received such evidence as it reasonably and in good faith deems sufficient to confirm that (i) Target is not in breach or default of any provision of the Intel Agreement as of the Closing and (ii) Intel has no basis, as a result of any fact, condition or event that exists, has occurred or is pending, as of the Closing, to obtain the manufacturing license contemplated by
Section 3.1 of the July 6, 1999 Amendment to the Intel Agreement or to obtain access to Target source code pursuant to the provisions of paragraph 2.1.3.3 of the Intel Agreement. Intel's written confirmation of the above shall be deemed to satisfy this condition.

                        (q) Compensation Charges. Target shall have taken all actions necessary to fix all compensation charges prior to Closing.

                6.3 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                        (a) Representations, Warranties and Covenants. (i) The representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

                        (b) Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing and Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by the chief executive officer and the chief financial officer of Acquiror and Merger Sub, respectively.

                        (c) Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by the chief executive officer and chief financial officer of Acquiror and Merger Sub, respectively, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

                        (d) NASDAQ Listing. The Acquiror Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ National Market upon official notice of issuance.

                        (e) Registration Statement. Acquiror shall have filed with the SEC the Registration Statement described in Section 5.18(a).

        7. Termination, Amendment and Waiver.

                7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 7.1(b) through Section 7.1(d), by written notice by the terminating party to the other party):

                        (a) by the mutual written consent of Acquiror and Target;

                        (b) by either Acquiror or Target if the Merger shall not have been consummated by September 30, 1999, provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                        (c) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under this Agreement;

                        (d) by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 6.1 or 6.2 (in the case of termination by Acquiror) or Section
6.1 or 6.3 (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

                7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, there shall be no liability or obligation on the part of Acquiror (except as provided in Section 5.20), Target, Sub or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 7.1 shall remain in full force and effect and survive any termination of this Agreement.

                7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

        8. Escrow and Indemnification.

                8.1 Escrow Fund.

                        (a) At the Closing, the Escrow Shares shall be registered in the name of, and be deposited with, Bank of New York (or other institution selected by Acquiror with the reasonable consent of Target) as escrow agent (the "Escrow Agent"), such deposit, and any Additional Escrow Shares, to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit D. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the shareholders of Target. In the event Acquiror issues any Additional Escrow Shares (as defined below), such shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as the Escrow Shares delivered at the Closing.

                        (b) Except for dividends paid in stock declared with respect to the Escrow Shares (the "Additional Escrow Shares"), which shall be treated as Escrow Shares pursuant to Section 8.1(a) hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be delivered to the shareholders of Target on a pro rata basis. Each shareholder of Target will have voting rights with respect to the Escrow Shares deposited in the Escrow Fund with respect to such shareholder so long as such Escrow Shares are held in escrow, and Acquiror will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the shareholders of Target will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

                8.2 Indemnification.

                        (a) Survival of Warranties. All representations and warranties made by Target, Acquiror or Merger Sub herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the first anniversary of the Closing Date (sometimes referred to herein as the "Termination Date"), provided that the representations set forth in Sections 2.10(b), 2.14(b), Sections 2.21(a), (b) and (c), Section 2.26 and the last sentence of Section 4.2(a) (the "Continuing Representations") shall survive the Closing and continue in full force and effect until the second anniversary of the Closing Date.

                        (b) Indemnification by Target. Subject to the limitations set forth in this Section 8, the shareholders of Target will jointly and severally indemnify and hold harmless Acquiror and the Surviving Corporation and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "Acquiror Indemnified Person" and collectively as "Acquiror Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, "Damages") arising out of (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement as modified by the Supplement, the Target Disclosure Letters or any exhibit or schedule to this Agreement for which indemnity is sought on or before the end of the applicable survival period set forth in Section 8.2(a), or arising out of (ii) (A) any Operational Defects associated with the 401(k) Plan ("401(k) Plan Liability") for which indemnity is sought on or before the end of the second anniversary of the Closing Date or (B) costs, computed pursuant to generally accepted accounting principles, associated with "in warranty" returns of Plug & Stor products that were shipped or committed to be shipped prior to Closing, to the extent such costs exceed the current warranty reserve amount of $300,000 (subject to credit for any recovery by Acquiror [net of Acquiror's recovery costs] from third parties) ("Warranty Liabilities"), for which indemnity is sought on or before the end of the second anniversary of the Closing Date. Acquiror Indemnified Persons shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer. The sole recourse of the Acquiror Indemnified Persons shall be against the Escrow Fund and claims against the Escrow Fund shall be the sole and exclusive remedy of Acquiror Indemnified Persons for any Damages hereunder, provided that nothing in this Agreement shall limit the liability in amount or otherwise (i) of Target for any breach of any representation, warranty or covenant if the Merger does not close, or (ii) of any Target shareholder in connection with any breach by such shareholder of any representation or covenant in the Investor Representation Statement, Shareholder Support Agreement, or Irrevocable Proxy attached as an exhibit to the Shareholder Support Agreement, or (iii) of Target with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement, and provided further that the Escrow Fund shall not be the sole and exclusive remedy for Damages arising out of any breach of any of the Continuing Representations or from any 401(k) Plan Liability or Warranty Liability ("Extraordinary Damages"), however, with respect to such Damages, the indemnification obligation of each Target shareholder shall be limited to the value, based on the Average Closing Price, of such Target shareholder's pro rata share, based on such shareholder's share of the Merger Consideration actually received by Target shareholders, of 2,125,000 shares of Acquiror Common Stock (the "Indemnification Limit"), provided that, until the Termination Date, the Acquiror shall have the right and obligation to satisfy claims for Extraordinary Damages first against the Escrow Fund and that Acquiror shall have the right pursuant to Section 8.6 to seek additional indemnification from Target shareholders for all Extraordinary Damages, including those arising during the first year following the Closing, up to the aggregate of each Target Shareholder's pro rata share of the Indemnification Limit, provided, however, that if Escrow Shares have been delivered to Acquiror in payment of Extraordinary Damages and, prior to the Termination Date, an indemnification claim or claims is made that does not relate to the Continuing Representations, 401(k) Plan Liability or Warranty Liability ("Escrow Damages") in an amount that exceeds the value, based on the Average Closing Price, of the Escrow Shares remaining in the Escrow Fund, then Acquiror shall be entitled to receive from Target shareholders, in addition to any remaining Escrow Shares, as reimbursement for those Extraordinary Damages paid from the Escrow Fund, an amount equal to the difference between the Escrow Damages and the value of the Escrow Shares remaining in the Escrow Fund; provided that, notwithstanding anything herein to the contrary (i) the aggregate Escrow Shares delivered to Acquiror in payment of Escrow Damages shall not exceed the Escrow Fund, and (ii) the aggregate Extraordinary Damages for which Target shareholders shall be liable, including all claims paid previously, shall not exceed the Indemnification Limit less the value of the aggregate number of Escrow Shares delivered to Acquiror in payment of Escrow Damages.

                        (c) Indemnification by Acquiror and Merger Sub. Subject to the limitation set forth in this Section 8, Acquiror hereby agrees to indemnify, defend and hold harmless Target, the shareholders of Target and their respective officers, directors, agents, attorneys and employees, and each person who controls or may control Target or such Target shareholder (hereinafter "Target Indemnified Person") from and against any and all Damages which arising out of: (i) any misrepresentation or breach of or default in connection with the representations, warranties, covenants and agreements given or made by Acquiror or Merger Sub in this Agreement or any exhibit or schedule to this Agreement; or (ii) the operation of the business of the Surviving Corporation after the Closing. The sole recourse of the Target Indemnified Persons from any Damages shall be indemnification under this Section 8, and each Target Indemnified Person shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer. The aggregate indemnification obligations of Acquiror and Merger Sub hereunder shall not exceed $4,000,000, provided however that there shall be no limitation on liability of Acquiror or Merger Sub for (i) any breach of any representation, warranty or covenant if the Merger does not close or (ii) fraud, criminal activity or intentional breach of any covenant contained in this Agreement.

                        (d) Threshold for Claims. No claim for Damages shall be made under Section 8 unless the aggregate of Damages exceeds $400,000 for which claims are made hereunder by the Target Indemnified Persons or Acquiror Indemnified Persons, as the case may be, in which case the Target Indemnified Person or Acquiror Indemnified Person, as the case may be, shall be entitled to seek compensation for all of Damages without regard to this threshold, provided that the limitation set forth in this Section 8.2(d) (the "Limitation") shall not apply to claims for Damages for (i) the 401(k) Plan Liability, (ii) the Warranty Liability, or (iii) the breach of any of the Continuing Representations, except with respect to a breach of the last two sentences of
Section 2.10(b), or a breach (other than a knowing breach) of Section 2.21(a),
(b)(i) or (c) or a breach of Section 2.14(b), as to which the Limitation shall apply as set forth in this Section 8.2(d).

                8.3 Escrow Period; Release From Escrow.

                        (a) The Escrow Period shall terminate upon the expiration of twelve months after the Effective Time; provided, however, that a portion of the Escrow Fund, which, in the reasonable judgment of Acquiror, subject to the objection of the Shareholders' Agent (defined below) and the subsequent arbitration of the matter in the manner provided in Section 8.6 hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. For the purpose of retaining a portion of the Escrow Fund pending resolution of any unresolved indemnification claims, the Acquiror Common Stock in the Escrow Fund shall be valued at the Average Closing Price.

                        (b) Within three (3) business days after the Termination Date (the "Release Date"), the Escrow Agent shall release from escrow to the shareholders of Target their pro rata portion of the Escrow Shares and Additional Escrow Shares, less with respect to each such shareholder the number of Escrow Shares and Additional Shares with a value (as determined pursuant to Section 8.4) equal to (A) such shareholder's pro rata portion of any liability delivered to Acquiror in accordance with Section 8.4 in satisfaction of indemnification claims by Indemnitee and (B) such shareholder's pro rata portion of any liability subject to delivery to Indemnitee in accordance with Section 8.3(a) with respect to any pending but unresolved indemnification claims of Indemnitee. Any Escrow Shares and Additional Escrow Shares held as a result of clause (B) shall be released to the shareholders of Target or released to Acquiror (as appropriate) promptly upon resolution of each specific indemnification claim involved. Escrow Shares and Additional Escrow Shares shall be released to the respective shareholders of Target in proportion to their respective share of the Merger Consideration. Acquiror will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Shares and Additional Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from Escrow to the shareholders of Target. In lieu of any fraction of an Escrow Share to which a Target shareholder would otherwise be entitled, such holder will receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the Product of such fraction multiplied by the Average Closing Price.

                        (c) No Escrow Shares or Additional Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any shareholder of Target or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such shareholder, prior to the delivery to such shareholder of his pro rata portion of the Escrow Fund by the Escrow Agent as provided herein.

                        (d) The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. Acquiror will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

                8.4 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by any officer of Acquiror (an "Officer's Certificate") stating that with respect to the indemnification obligations of the shareholders of Target set forth in Section 8.2, Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or covenant or other claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Section 8, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Acquiror Common Stock or other assets held in the Escrow Fund having a value equal to such Damages. For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the Acquiror Common Stock in the Escrow Fund shall be valued at the higher of, up to a maximum of $10.00, the Average Closing Price or the closing price of the Acquiror Common Stock as reported by Nasdaq National Market on the trading day prior to the date Acquiror Common Stock is delivered by the Escrow Agent to Acquiror in payment of an indemnification claim.

                8.5 Objections to Claims Against Escrow Fund.

                        (a) At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Acquiror Common Stock or other property pursuant to Section 8.4 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Acquiror Common Stock or other property in the Escrow Fund in accordance with Section 8.4 hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

                        (b) In case the Shareholders' Agent shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Shareholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquiror Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

                8.6 Claims by Acquiror Outside the Escrow Fund. If Acquiror shall have a claim for Damages pursuant to Section 8.2 for which it is entitled to seek indemnification outside of the Escrow Fund or which arises after the Release Date pursuant to Section 8.2, Acquiror shall deliver an Officer's Certificate with respect to such claim to the Shareholders' Agent. Shareholders' Agent shall have thirty days after delivery of an Officer's Certificate to object to any such claim or claims. In case the Shareholders' Agent shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Shareholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

                8.7 Claims by Target Indemnitees.

                        (a) Subject to the provisions of this Section 8, upon receipt by Acquiror of a certificate signed by the Shareholders' Agent (an "Agent Certificate") that with respect to the indemnification obligations of Acquiror and Merger Sub set forth in

Section 8.2, Damages exist and specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each item was paid or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or covenant or other claim to which such item is related, the Acquiror, shall subject to the provisions of this Section 8, deliver to the Shareholders' Agent as promptly as practicable cash equal to such Damages.

                        (b) Acquiror shall have thirty (30) days after delivery of an Agent Certificate to object to any claim or claims made by such Agent Certificate in a written statement delivered to Shareholders' Agent. In case Acquiror shall so object in writing to any claim or claims made by the Shareholders' Agent in the Agent Certificate, the Shareholders Agent shall have thirty (30) days to respond in a written statement to the objection of Acquiror. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Acquiror shall, if agreed in such memorandum, make payment for claims or other disposition as agreed in such memorandum and such performance shall satisfy all of Acquiror's obligations as to such claim.

                8.8 Resolution of Conflicts and Arbitration.

                        (a) If no agreement can be reached after good faith negotiation between the parties pursuant to Sections 8.4, 8.6 or 8.7, either Acquiror or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Acquiror and the Shareholders' Agent shall agree on the arbitrator, provided that if Acquiror and the Shareholders' Agent cannot agree on such arbitrator, either Acquiror or Shareholders' Agent can request that Judicial Arbitration and Mediation Services ("JAMS") select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in any Officer's Certificate or Agent Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8 hereof, the Escrow Agent and the parties shall be entitled to act in accordance with such decision and the Escrow Agent shall be entitled to make or withhold payments out of the Escrow Fund in accordance therewith.

                        (b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.8(b), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate or Agent Certificate, as the case may be, is at issue, the person seeking indemnification shall be deemed to be the Non-Prevailing Party unless the arbitrators award the person seeking indemnification more than sixty percent (60%) of the amount in dispute, plus any amounts not in dispute; otherwise, the person against whom indemnification is sought shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAM's, and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

                8.9 Shareholders' Agent.

                        (a) Peter Harvey shall be constituted and appointed as agent ("Shareholders' Agent") for and on behalf of the Target shareholders to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to make claims on behalf of the Target Shareholders pursuant to Section 8.6 to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Acquiror. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Target shareholders.

                        (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholder' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                        (c) The Shareholders' Agent shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                        (d) Acquiror acknowledges that the Principal Shareholder may have a conflict of interest with respect to his duties as Shareholders' Agent, and in such regard the Principal Shareholder has informed Acquiror that he will act in the best interests of Target shareholders.

                8.10 Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all Target shareholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target shareholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Target shareholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

                8.11 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the Target shareholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim with the consent of the Shareholders' Agent, which will not unreasonably be withheld. Acquiror shall have the right in its sole discretion to settle any such claim. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section
8.5 or any other provision of this Section 8 to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.

        9. General Provisions.

                9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three (3) business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one (1) business day after it is sent by commercial overnight courier service, or upon transmission, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):



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

        (a)    if to Acquiror or Merger Sub, to:

        Maxtor Corporation
        2190 Miller Drive
        Longmont, Colorado  80501-6744
        Attention:  Glenn H. Stevens
        Fax:   (303) 678-3112
        Tel:   (303) 678-2050

        with a copy to:

        Gray Cary Ware & Freidenrich LLP
        400 Hamilton Avenue
        Palo Alto, CA 94301
        Attention:  Diane Holt Frankle
        Fax:   (650) 327-3699
        Tel:   (650) 833-2026

        (b)    if to Target, to:

        Creative Design Solutions, Inc.
        2260 Agnew Road
        Santa Clara, California  95054
        Attention:   Jim Potochny
        Fax:   (408) 492-8805
        Tel:   (408) 492-8777

        with a copy to:

        Fenwick & West
        Two Palo Alto Square
        Palo Alto, CA 94306
        Attention:  David W. Healy
        Fax:   (650) 494-1417
        Tel:   (650) 858-7266

        (c) if to Shareholders' Agent, to:

        Creative Design Solutions, Inc.
        2260 Agnew Road
        Santa Clara, California  95054
        Attention:    Peter Harvey
        Fax:   (408) 492-8801
        Tel:   (408) 492-8800



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

        with a copy to:

        Fenwick & West
        Two Palo Alto Square
        Palo Alto, CA 94306
        Attention:  David W. Healy
        Fax:   (650) 494-1417
        Tel:   (650) 858-7266

                9.2 Definitions. In this Agreement any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers, directors and other employees of such party reasonably believed to have primary knowledge of such matters.

                9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                9.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Letter and the Acquiror Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, and shall not be assigned by operation of law or otherwise without the written consent of the other party.

                9.5 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.



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

                9.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of California ignoring applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within Santa Clara County, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

                9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                9.9 Third Party Beneficiaries. The directors and officers and option holders of Target shall be third party beneficiaries as to provisions herein (Sections 5.8, 5.18 and 5.19, as applicable) intended to benefit them.


                   [REMAINDER OF PAGE IS INTENTIONALLY BLANK]



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        IN WITNESS WHEREOF, Target, Acquiror and Merger Sub and Principal
Shareholder have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

CREATIVE DESIGN SOLUTIONS, INC.

By:  /s/ Wo Overstreet
   ---------------------------------
     Name: Wo Overstreet
     Title: President and Chief Executive Officer

MAXTOR CORPORATION

By:  /s/ Paul Tufano
   ---------------------------------
     Name: Paul J. Tufano
     Title: Senior Vice President Finance and
     Chief Financial Officer

POPUP ACQUISITION CORPORATION

By:  /s/ Glenn H. Stevens
   ---------------------------------
Name: Glenn H. Stevens
Title: Vice President and Secretary

PRINCIPAL SHAREHOLDER

     /s/ Peter Harvey
   ---------------------------------
     Peter Harvey



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